Exhibit 99.1
Agreement to Jointly file Schedule 13G
The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of ante5, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.
Date: June 24, 2010

/s/ Neil Sell
Neil Sell, Individually, and as Trustee of The
Bradley Berman Irrevocable Trust The Julie Berman Irrevocable Trust The Jessie Lynn Berman Irrevocable Trust and The Amy Berman Irrevocable Trust